  Exhibit 99.1

Flux Continues Sales Ramp of Lithium-Ion Batteries for Forklifts and Airport Ground Support Equipment; Closes Initial Round of Private Placement

Vista, CA – December 28, 2018 -- Flux Power Holdings, Inc. (OTCQB: FLUX), today highlighted ongoing progress in the development and commercialization of its LiFT Pack lithium-ion batteries for industrial applications including electric forklifts and airport ground support equipment (GSE). Flux LiFT Pack batteries are designed to replace and provide better performance at a lower total cost of ownership than traditional lead-acid battery solutions.

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Flux completed initial shipments of its new, more powerful LiFT Pack solutions for Class 1 counterbalance trucks during the current Q2’19 quarter ending December 31, 2018. Shipments include approximately $1.4M in Class 1 LiFT Packs to a Fortune 100 heavy machinery conglomerate, in addition to initial purchases of Flux’s new line of LiFT Packs for Class 2 forklifts.

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Flux expects Q2’19 revenue to exceed its Q1’19 revenue of $1.8M (and year-ago Q2’18 revenue of $1.2M). Flux remains on track to at least double revenue in fiscal 2019 vs. fiscal 2018 revenue of $4.1M and fiscal 2017 revenue of $0.9M.

Financing
In support of its operations, growth and new product initiatives, Flux recently consummated the initial closing of a private placement of up to $5 million of its common stock at $1.10 per share. The closing resulted in gross proceeds of approximately $3.7 million before offering expenses. A portion of the private placement proceeds have been used to repay in full $2.6M in borrowings and accrued interest under a short-term credit facility. Giving effect to the private placement, Flux now has approximately 50.3 million shares issued and outstanding.

CEO, Ron Dutt, commented, “With growing industry awareness and demand, and our full array of products in sight, we are bolstering our infrastructure and personnel resources in sales and marketing and production and planning. Flux remains on track to at least double revenue in fiscal 2019 vs. fiscal 2018 revenue of $4.1M. These investments are critical to support continued growth and improved profitability in 2020 and beyond.

The securities sold in the private placement have not been registered under the Securities Act of 1933 (“Securities Act”), as amended, or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Flux Power Holdings, Inc. (www.fluxpwr.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

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This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:
Catalyst IR
David Collins or Chris Eddy
212-924-9800
flux@catalyst-ir.com